Exhibit 99.1

Important Notice To Directors and Executive Officers of
The ServiceMaster Company
Concerning the Blackout Period Under the
ServiceMaster Profit Sharing and Retirement Plan

June 1, 2007

As you know, ServiceMaster has reached an agreement to be acquired by Clayton, Dubilier & Rice.  If the acquisition is completed, the ServiceMaster Stock Fund within the ServiceMaster Profit Sharing and Retirement Plan (the “401(k) Plan”) will no longer be offered as an investment option and will be closed during the period beginning three business days immediately preceding the expected completion of the acquisition (which is expected to occur shortly after June 28, 2007) and ending two business days after the 401(k) Plan has received cash for the shares exchanged in the transaction.  This period is needed so that all pending trades can clear, final share balances can be accurately determined and cash proceeds can be reinvested.  In connection with this change, our current and former employees who participate in the 401(k) Plan will be temporarily unable to:

•                  direct or diversify investments in the ServiceMaster Stock Fund, or

•                  otherwise access the balances in the ServiceMaster Stock Fund for purposes of loans, withdrawals or distributions.

This short-term period during which 401(k) Plan participants will be unable to exercise these rights will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit ServiceMaster’s directors and executive officers from trading in ServiceMaster common stock during this period.  Dispositions of ServiceMaster common stock in exchange for cash consideration received in connection with the acquisition are exempt under the Sarbanes-Oxley Act from the blackout period trading restrictions.

The blackout period for the 401(k) Plan is expected to begin during the week of June 24, 2007 and end during the week of July 1, 2007.  During this period, you can determine whether the blackout period has started or ended by calling a T. Rowe Price representative at 1-800-922-9945.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of ServiceMaster common stock to the extent such shares are, or were, acquired in connection with your service or employment as a director or executive officer of ServiceMaster.  For example, you will be prohibited from:

•                  transferring your own 401(k) Plan account into or out of ServiceMaster shares,

•                  buying or selling shares of ServiceMaster common stock on the open market, and

•                  exercising ServiceMaster stock options.

(In addition, you are subject to ServiceMaster’s Policy Regarding Securities Trading and Confidentiality that requires you to pre-clear any proposed transaction with our Chief Financial Officer or General Counsel.)

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties.  Accordingly, we strongly urge you to refrain from making any trades in ServiceMaster common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Nancy Price, Vice President of Benefits, at 901-597-5901.